Exhibit (a)(5)(li)

Oracle Beat

Key:

Donna:	Oracle Beat Moderator
Chuck:	Chuck Phillips
Jim:	Jim Finn

Questionable words in brackets

[music introduction]

Donna: Good afternoon and welcome to Oracle Beat. Today, I’m excited to see how many people are here today and I think we’ve got a very interesting program for you today.

Today’s session is all about Oracle’s bid for PeopleSoft. So during the next hour and a half hour or so, we have Chuck Phillips who’s going to provide us with an over view of the situation and sort of where we are in the process and most important, how we as Oracle employees can understand the business decisions behind the bid and actually support Oracle going forward. Then you’ll have an opportunity to ask questions.

Before we begin though, let me introduce Jim Finn, who is Vice President of Worldwide Corporate Communications. He’s going to say a few words and then introduce Chuck Phillips and then he’s also going to stay here so that we can ask him a few questions as well. Thanks, Jim.

Jim: Thank you, Donna. Good afternoon, I’m Jim Finn, thanks for joining us to be here for Chuck Phillips, Oracle’s Executive Vice President for Strategy Partnerships and Business Development.

Before we get going, I need to dispense with the little legalism and need the required tender offer legend.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the offer to purchase and related materials that Oracle Corporation and Pepper acquisition Corp filed on June 9, 2003 as amended June 18, 2003.

Stockholders should read the offer to purchase and related materials carefully

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because they contain important information including the terms and conditions of the offer. Stockholders can obtain the offer to purchase and related materials free at the SEC’s website at www.sec.gov from Credit Suisse First Boston, the dealer manager for the offer from McKenzie Partners, the information agent for the offer or from the Oracle Corporation.

Now let’s get on to the exciting part. I have the pleasure of introducing Chuck Phillips who joined the company just a few months ago where he has joined the office of the Chairman and CEO, along with Safra and Larry Ellison.

Chuck has as his responsibilities, not only being on the Executive [Committee] but he’s also responsible for customer facing activities, partners, corporate strategy and development; and as you probably saw in yesterday’s announcement, he will now have management responsibility for the marketing function at Oracle.

Prior to coming to Oracle, Chuck was a leading enterprise software analyst at Morgan-Stanley. For each of the last year since 1994, he has been ranked the #1 enterprise software analyst for the enterprise software sector. He’s been the #1 institutional investor of the year.

So with that, I’d like to introduce Chuck Phillips. Please, we’ll certainly going to address any PeopleSoft questions you may have but Chuck has a very broad view of the industry and I encourage you to ask him anything you like about the industry because he has so many years of knowledge. Thank you, Chuck.

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[applause]

Donna: While Chuck is getting settled, what I would like to do is just reiterate how folks can call in with questions. We have a toll free number set up and that is [telephone number deleted from transcript]. The passcode is [passcode deleted from transcript]. If you would like to queue up for a question, you press *1. If you would like to be taken out of the queue, you press the *2 button.

And also, we can participate via Internet Chat. So if you go to the broadband site which is [website address deleted from transcript]. So there will be taking questions via internet and also via telephone, and I’m Donna Uchida, I’m going to be your host and moderator today. And I’m in charge of employee communications.

So with all of that taken, you know, I guess, Chuck since this is the first opportunity that many of us Oracle employees have had a chance to actually meet you, see you, would you mind giving us a little bit of information on your background and most important, what was it about Oracle that made you decide to come on board?

Chuck: Okay, well, I guess I figured my first month would be pretty exciting here. That was the main reason I came and certainly that’s happened that’s for sure. But, I’m happy to be here. Let me say, thank you guys for making some time out of your schedules to come here today. I think it’s very important to kind of communicate what we’re doing in all aspects of the business with particularly with all of the questions around

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PeopleSoft, what’s going on. I just want to make sure that we are sharing as much information with our employees as we are with the outside world. So I’m happy to do this and glad to see everybody is here.

My background, as Jim mentioned most recently, I was an analyst at Morgan-Stanley. I was an analyst [following] only enterprise software, nothing else for 17 years. And basically, when I first started in this business, no one wanted to follow companies that didn’t make PC software, that was the only thing interesting in Microsoft, Lotus, WordPerfect, Harvard Graphics, a lot of other things that probably have forgotten about.

And I came from an industry background, I liked the enterprise ________ the one I always cared about it so I just kind of stayed with that and over the years certainly increased my focus on it.

Prior to that, just to get the background stuff out of the way, went to the Air Force Academy, graduated, served my 5 years as a ________ Officer running data centers. I was ________ at the Academy but my eyes went back in being a Computer Science major, staying up all night. Reading green screens at the time, if anyone still knows what those are.

And so, once I lost my ________ I decided to go out and have fun at the Marine Core and I’d come from three generations of Marines, so I had to go and have fun. So I did that and built in embarkation systems, ________ 1, System 36’s, a few mainframes, Unisys, things like that. And then got out kind of Law School, MBA and went to Wall Street and that’s what I

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basically did most of the time.

So, that’s the background, but the perspective has been that for the past 17 years, pretty much every software company, the enterprise software company of any significance. I track fairly closely, had a fairly big team of people helping me as well over the years. Knew basically all the CEO’s, the strategies, the marketing departments, took a lot of ________ public myself so I knew a lot of them already and I’ve seen kind of the good and the bad. It’s been interesting and fun.

And then at the end of that, I said, “Well, you know, I’ve been a user, I’ve been an analyst, [then come the] third leg of learning this industry and having fun in it is to go to work in a vendor and in my mind, for the last decade,” I said, “There’s only one company I’d [ever] go work for in the software industry.” And that was Oracle. And I think, there’s incredible assets here. Do a great job with products.

I think the customers get a lot of value for their products and that’s not well-perceived in the external world and that’s one of the things I want to change. I think we do a great job of solving customer problems, have great relationships with a lot of customers.

And the vast majority of the people at Oracle spend their day helping customers. I mean, we have a big sales force with actually a small percentage of the employees here. Most of 40,000 people here are developing or supporting customers, developing products and supporting customers in some way.

And I don’t think that’s very well

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appreciated and so, externally I’d like to help change that as well. But that’s a long answer on kind of the background how I got here, why I’m here.

Donna: Excellent, thank you. Would you be able to give us a quick overview on this whole Oracle’s bid for PeopleSoft so that we’ve all been kind of following some of the stories and keeping up. But if we could hear it from you, that would be great.

Chuck: Okay. You have kind of the highlights on why do we do this, where are we now, and what are our chances of being successful. The reason we did it is the industry is at a point of maturity and a phase in its kind of growth cycle, where there are few and new customers and the bulk of the revenue going forward will likely come from existing customers, so it’s important to have a big installed base. Customers with lots of relationships so you can sell them additional products.

So if we’re going to go through some phase of consolidation, some phase of rationalization in the industry, there are way too many suppliers for the amount of business that’s out there. We wanted to be in the driver seat and so you’ve probably heard Larry over the last year start to talk about his interest in acquisitions.

PeopleSoft was one of the companies he talked to a year ago. He and Craig had a conversation and they couldn’t agree on [structure] or price. And so, the strategy since that time was to simply watch and wait and see where the stock settle down. It was coming down each quarter because their business was

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falling off. They were shrinking each quarter for the last six quarters and so the stock was, you know, at $35, at $30, at $25, it kept going down.

And so, it’s certainly hard to step in and buy a company when you see that sort of a slide. You can say, if I wait 30 days, it’s going to be 10% cheaper. So the strategy up until June 5 was to say, let’s wait and see where this thing settles, I want to catch a fall and [my fear] is, why should we buy it if it’s going to be 10% cheaper in 30 days. And when it levels off, we can make a decision.

And then on June 6, of course, when J.D. Edwards announced its acquisition, that started things in motion and then basically said, if we ever want to own this company, stand-alone, then we’d have to make a decision because we’re about to be combined with J.D. Edwards. And so that’s why we decided to say, it was already on the list, several things were on the list, it’s just a big long list, the industry is very fragmented right now.

But, I think you have to look at it in the context of where we are in history and in the scheme of this industry that the industry right now there’s about 700 or so publicly traded software companies. There’s about 3,000 private ones that we’re aware of and been tracking.

And if you look at that about 10 of them represent 54% of the revenue in the industry and those 10 companies represent 109% of the profits. And so that’s the direction the industry is going. A few of the companies is getting the bulk of the business because the customers have

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gotten more conservative. They don’t want to buy from 400 suppliers, software suppliers or 300. They don’t want 10 or 20. So it’s important to get big, have lots of relationships, have a broad product line.

And so that was the thinking, that’s still the thinking going forward that acquisitions make more sense now. Other reasons that make more sense is the technology has become more standard around the Internet, that makes it more simpler. You know what you’re buying, you know what the standards are right now.

And we’re larger relative to the size of the other companies, our relative strength is apparent. That means, we can incorporate and accommodate acquisitions better now than we could 5 years ago and also show some confidence of our own product line. We wouldn’t be doing this if we thought our own applications product line was ________ even if we didn’t know what we’re doing in applications. We have confidence and so now is the time to do that.

So that’s kind of the history of it. Where we are now is, it’s a largely, at this time we’re waiting for the regulators to make some decisions. The anti-trust process is that if you have a cash offer which ours is, initially there’s 15 days for the Justice Department to review the transaction.

Because this is such a high profile transaction, the Justice Department and the FTC, both were wanting to look at it and hadn’t decided which was one was going to get it, and so they didn’t make the decision on that until 7 days into

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that process. So it means by the time DoJ got the case, 7 days had elapsed, they had a week left to review it. This is a very complex industry, lots going on dynamic, large companies involved. And obviously very high profile transactions.

So the likelihood that they could get that done in the remaining 7 days was zero, we knew that. So we were not surprised at all. We got the second request, we expected that. So the second request is they’ll come back and say we need more information, help us understand this industry, your business and what’s going on here and they asked for a long list of things and we’re in the process of complying with that and giving that information back to them.

And that could take, that’s kind of a back and forth process, we give them more, they ask for more. We go back and forth. And that could take 2 to 3 months, maybe even longer. But it’s months, not years obviously. So we’re waiting for that to happen, that’s really the key issue at this moment.

The second issue is they do have something called a [poison pill] in place which is right now is an inhibitor to getting this transaction done. Our offer is conditional in not being removed. And what a poison pill is, it gives most companies ________ that are not unusual. It gives the management the right to issue more shares if someone starts buying the stock up to a certain point in time.

And so it makes the transaction undoable because they issue to – new shares would have to buy and makes it too expensive. What they’re used for historically, and

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I’ve always seen them done only one way is that it buys the management more time to negotiate a higher price. So it prevents someone coming up from the outside in buying the company overnight.

Okay, you’re going to need me to remove this poison pill before we can have a deal, before we can have deal I want to negotiate and get my shareholders at a higher price. And that’s what they’re presented, that’s why they exist. They’re not meant to entrench management so you don’t have to do a deal at all, which is of course PeopleSoft is using it. So it’s not unusual that companies may have a poison pill, it’s unusual that it’s being used the way that it is in this case.

And so, what normally happens from here is that once the anti-trust issue is resolved, we believe shareholders overwhelmingly will push and put a lot of pressure on management to drop that poison pill aspect of it. Because at the end of the day, they own the company, they are the owners, the management to running the company, the shareholders, the other ones that own the company is ________ and make the decision. We have our firm offer out there at $19.50. It’s cash. It’s no risk to the shareholders. It’s no ________ the rest may have to take stock and hope it works out.

And so it’s a very attractive offer above where the stock is trading. Remember, this is a stock that on June 5 or so, not too long ago was trading at $15.00, about $15.00 in change so we’re out there at $19.50. And this is, PeopleSoft is going through an acquisition of its own, J.D. Edwards that has a fair amount of risk,

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we think quite a bit of risk to it. And so the shareholder who owns PeopleSoft has to worry about, okay, what are they going to do with these four product lines. Are they going to merge them? Or converge in a common code base? Are they going to try to sell four products out in the market which is a tough thing to do, if they all overlap.

So all those risks are staring in front of them as well. And so as time goes on and all these issues become apparent with mostly software mergers of equal size like this don’t usually work. And I’ve seen them all.

As time goes on, their shareholders is going to look at that $19.50 and really, really want that $19.50. And so, time is on our side, they’ve made a lot of promises to their shareholders. For instance, they promised they would save, initially they came out and say we’ll put these companies together and we’ll save $8 million dollars.

After our offer came out, they said, all of a sudden that savings estimate doubled, more than doubled $200 million. So, now they’re on the hook for coming out of $200 million in savings, while they’re going to support four product lines and the numbers don’t seem to work, so I don’t know how they’re going to do it without some massive lay-offs and even then, how do you keep the revenue line going.

So, they may keep it going for a while but the key point is that’s going to be a very difficult thing for the to pull off. We’re in a good position. Time is on our side. We’re in no hurry. If this takes a year, it takes a year.

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The third point is, what could happen over the next year? We could come to some agreement with them. That’s always possible. They could voluntarily negotiate with them. We sent them letters, carrier pigeons, email, they won’t respond. [audience laughter]

So, they just basically ignored us and talked to the press. And of course, with the CEO coming out saying, no structure, no price, he basically didn’t want to sell the company. It’s not his company to sell but he basically doesn’t want to leave being a CEO. But it’s not up to him. In the end, it’s up to the shareholders.

So if that doesn’t happen, if we can’t come to some friendly transaction, there’s always the proxy route where you’d go to the shareholders directly. At the next annual meeting, you run your slate of directors on the proxy and your directors take over and then you vote for the merger.

So that’s the long route. And Larry has said, I think, repeatedly that we’re in it for the long haul. The main point is, if this is going to take a while, that’s fine. We have a business to run. We’ll get back to doing other things. We’re all busy, you’re all busy and so it doesn’t have to be something that we’re talking about everyday or distracting.

On the other hand, if people want to know about it, we’re glad to talk about it. I’ve seen a lot of customers are asking about it so we want to make sure that you know about it as well.

Donna: Thanks, Chuck. You know, before we go on, I’m going to ask the audience a major favor and that is, there are a lot

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of people that have joined us and that are standing in the back and if possible, we’d love to have seats for them. So if you have seats or there are chairs empty, could you kind of squish toward the middle so that there are extra seats on each side.

And then I know there’s like about 10 seats over this way up front, so please feel free in the back. Come join, everybody is squishing together. We’ll try to seat as many people as we can. Perfect. And so feel free, we’ll just kind of continue chatting.

And I’ll also, for those of you in the audience here as well as those who are participating via Internet and also via telephone line, please start thinking about some of your questions. We do have microphones for the question and answer session.

I also want to call your attention to some pencils and also some index cards on the seats here in the conference center. So if you would prefer not to actually get up and ask your question, but have your question asked, we can also make sure that you can write it down and start passing it toward the middle aisle and then we have some folks that’ll be able to pick those up for us.

You know, it’s not very often that we have the person who’s also in-charge of our media sitting up on stage. And you know, I wanted to kind of ask a question of Jim Finn and that is, we’ve had a lot of coverage about Oracle lately in the trades, in the national, international. Could you comment a little bit on sort of how we’re doing, you think? And sort of if you can kind of mention what our

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overall objective in terms of the press might be?

Jim: Absolutely. You know, when we get in a situation like this with an unsolicited offer, is always a very hard story. And it’s very much like being in the middle of a cyclone when you’re in a deal like this because we’re very mindful, the entire deal team is of just how much the world is watching.

And so, one of the critical success factors that we set out in the beginning that Safra Katz actually outlined was our goal was to make sure we didn’t have to take back our words. Much like, Craig Conway had to do the first weekend when we made interviews, where he said, “No deal, no price, no structure.”

Those have gotten him 10 shareholder class action lawsuits because he has to keep his fiduciary responsibility and you really can’t say when you do a deal at any price. As Chuck pointed out, the Board doesn’t own the company, they shareholders do.

So that has been kind of the operating agenda. And I would even put the context for this story which has been very useful back before the June 6 announcement. This spring, we brought Larry to the Wall Street Journal for an editorial Board with the top editors of the Journal. And that resulted in a major, if you recall B1 marketplace story on Larry’s view of consolidation.

I always find it fascinating in my business to see when something like this takes hold. Because I’ve been with Larry nearly two years and he has been saying the same thing, over and over about consolidation in the industry. So it’s

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kind of like if a tree falls in the forest and it’s not near New York and the Wall Street Journal didn’t really fall, so when that story happens it’s suddenly everything is kind of gelled behind it and a lot of publications started writing the story and of course, a couple of different viewpoints out there.

There were the people that thought Larry is being too pessimistic. Some just thought he was just right. Everybody thinks they’re the acquirer, nobody is the acquiree. And so that story kind of set the context to make a lot of sense for what we announced on June 6 and really set it in motion.

And I would describe the kind of the first phase of this as the hamster on the track thing. We’ve really spent as a Deal team the last month on that track and only now as Chuck referred to being in the anti-trust process, is it shifting a little bit. And the process has sloped down a little bit for us mostly because we now have to comply with getting the information to the Department of Justice probably by mid-August that they can make their decision at the next round as to whether or not this is anti-competitive.

So for us, that will be the next big thing. At the same time, it’s highly likely that J.D. Edwards will cl- and PeopleSoft will close their deal tomorrow. It seems to be what’s being reported in the press. But in the meantime, as Chuck said, we’re going to be patient. And we’re doing a lot of direct outreach right now to PeopleSoft customers, both at the executive level, the direct sales force level, and even this morning, Chuck and I, we did a Town

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Hall meeting where I basically asked him the questions we were getting over the Internet from PeopleSoft customers and we kept that dialogue going.

We did that because we really needed to breakthrough the filter of the media. It’s kind of become urban legend that Larry said we were going to kill their products on that first June 6 event. And we never said any such thing. So we’re still trying to help clear that up and of course, PeopleSoft had a lot of role in creating that misinformation so that’s why you’ve seen the full page ads of our public commitment in terms of what we’ll do to support PeopleSoft customers going forward.

So, we’re now kind of in to the marathon. So, expect that, you know, this is not going to be a conclusive thing. You will continue to see a lot of coverage of events here because this is the biggest deal of the year in many respects and the media almost have to write on a daily basis.

So that’s all that’s happening. It doesn’t necessarily be linked to any milestones but you’ll see some milestones along the way. The media coverage will go up and down but you’ll see that our message will remain consistent. And our message has been, we’re in it for the long haul and that we are going to acquire PeopleSoft, with or without J.D. Edwards.

Donna: Thank you, Jim. I’d like to turn back to Chuck and just ask from an employee perspective, what effects if any, will this transaction have on Oracle employees?

Chuck: Yeah, I really want to be clear

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that for Oracle employees, it’s business as usual. And I think it’s important to underscore that there’s no reason to be worried or feel threatened anything like that. This is about an additional company we may buy. We think we’re likely to be successful. But it doesn’t impact Oracle employees in a negative way. There’s a potential positive in the sense that we’d have more customers, 5,100 more customers.

We think we know this company well, their customers are similar to ours. A lot of overlap in terms of customers as well, and similar size customers. So we’re not getting surprised, we know what we’re doing on this. And so there’s no reason to kind of perceive incremental risk on your behalf.

So I think the main thing is to we don’t want any of this to distract the way, just from our focus on our current business current quarter. And so that’s one of the reasons that we’re kind of doing is just to say it’s going to be a long road most likely, that’s fine. We got a lot of things to do and for the rest of everybody else, we can just keep doing what we’re doing.

Donna: Great, thank you. If I might ask one other question that I know employees have been asking. And that is: Why exactly has Oracle pursued this cash acquisition while employees generally have been without salary raises and corporate performance bonuses during the economic downturn?

[audience applause]

Chuck: You get points for the most direct question.

Donna: Just making it easier for other

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people. [audience laughter]

Chuck: Well, number one, obviously as you all know, we are putting that back in place for this year. Two, it’s been a tough 3 or 4 years in the valley, there’s no question about it and having tracked all the other companies that this company compete with, so virtually all of them have had substantial lay-offs.

And so, while we may not have had the increases we all would have liked, we simply avoided the massive lay-offs you’ve seen at Siebel and some of these other companies. And I think to that extent, Oracle should be commended and admired for that that they were able to kind of stay the course, keep people employed and keep the margins up. The highest margins in the industry, second only to Microsoft’s throughout all that process.

So, I think it’s been an incredible achievement by every employee in the company to reach that goal. And part of the sacrifice to keep everybody employed, to reach those margins, to keep the stock up and to do the things we need to do for shareholders at the same time and kind of address everyone’s interest along the way, customers and shareholders and employees. I think that was about the right balance given as a very tough timeframe for everyone.

So, it wasn’t a pleasant thing to understand that but a third way to look at it is that pursuing acquisition is the way to ensure our growth and expansion of the company. If we’re growing expanding, that’s how we get, we all make more money. That’s the bottom line. If we have to grow, you don’t grow, there’s no

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increase in everything and especially if you’re shrinking it’s even worse.

So getting the revenue line growing again, acquisitions can help that, having more customers, more products to ________ into those customers. That’s going to help us all. And so it’s an investment in our future that we have to make and it will benefit everyone if we’re making acquisitions that are successful.

Donna: Jim, if you don’t mind, I’d like to just throw a quick one your way. And that is, I know that employees have been asked not to speak with press or analysts so if calls come in, we’re asked to forward them to you and your team. Could you just answer why?

Jim: It’s incredibly important that we stay consistent, centralized and highly coordinated in this deal. As I said, Safra set out the mission that we don’t want to take anything back. Offhand comments can be very dangerous. In fact, to show you how small the world is, a senior financial official at PeopleSoft was in New York on vacation, the day after the deal shopping in a boutique and was making disparaging remarks about Oracle’s deal and about our Chairman in particular.

And the person behind the counter was a friend of our Chairman. So, you don’t want to find yourself in that situation where you’re giving your personal opinions about the deal. It just would not be a good place to be. And everything is, you know, very legal in these kinds of processes and we have a lot of obligations to file, statements with the SEC and with other regulatory

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bodies.

So, even today, the transcript from today’s event will end up being in a – it will be filed in that process. So very important. The world is a small place. It’s very important to make sure you keep focused on that because you can also feel good that there is an exceptionally talented group of people working on this deal.

I’ve never seen in the two years that I’ve been here such an event where people are so focused on the final objective, and that is acquiring PeopleSoft. I mean, I think you would be really proud if you knew the inner workings of what’s going on here and just how professional and how important people are taking this task.

Donna: And just one more quick technical question on some of the terminology. What is exactly is this HSR Act in a waiting period?

Chuck: That’s just the Hart-Scott-Rodino. That’s just what they call the anti-trust waiting period [with the] 3 senators that passed the law. And if it’s a cash deal, it’s 15 days. And if it’s a stock deal, basically a [state] agreement, it’s 30 days but they can always come back and issue what’s called a second request and say basically I need more time.

Donna: Great, thank you. Well now I’d like to open up the question opportunity to the audience. Again, if you are dialing in, please either be Internet Chat or also the audio cast, please go ahead and queue up for questions and we’ll start taking those.

What I would like to do is point out a

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couple of folks so is it possible to raise the lights in the audience just a little bit? We have a couple of microphone runners and we have Rose over on this side and Jess over on that side and we also have a microphone in this middle aisle, two microphones in the middle aisle.

So what I’d like to do is go ahead and if you have a question, could you raise your hand and then we’ll be sure and acknowledge you and then ask you to use the microphone. And that’s mostly for the folks who are carrying this via Webcast or audio. If they’re not able to hear your question, it’s hard for them to kind of understand what the answer means.

So go ahead and start queuing up, raise your hand, if you have questions that you would not like to read but we’ll still have a question, fill out the card, send it towards the center and we’ll have some folks checking. Well, actually, can I correct that? Can we send them this way since the runners are over that way. And then raise your hand and we’ll kind of run around with microphones.

Q: My understanding is Oracle has about $6 billion dollars in cash. What percentage of that do you plan on using to purchase PeopleSoft versus financing?

Chuck: We have lined up a short-term financing already. We have that secured and in place as ________ you pay for that so we have about $5 billion in financing if we need it easily. Also, remember they have about $2 billion in cash to help ________ when they get done with J.D. Edwards but still ________ [to amount in cash] so you have to net that out so really the net difference is what

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we have to work with.

The third thing and the most important is this is not a stretch at all for us [financed] we generate just over a $3 billion dollar probably close to the ________ depending how things go in cash and operations every 12 months. And so we have enormous cash flows so this is basically maybe 5 quarters of cash flow for us.

So from a financial standpoint, it’s not a stretch we could do two of these actually. We have the bar and capacity to do that and we could use stock. The reason we use cash, of course, is the convenience is for cash it’s faster as I mentioned earlier. You usually in this [stock/tax] consequences where you go cash ________ stock and all that.

But if we want to use stock, that’s an option as well. So we have enormous bar and capacity and with stock, it’s a pretty good level. So we could do it lots of different ways.

Donna: Would you like to ask your question?

Q: Given what you’re hearing from PeopleSoft shareholders and from PeopleSoft customers, how long do you expect the acquisition to take? I know you’ve talked about the long haul but I know that you must be getting a great deal of intelligence just based on your outreach.

Chuck: Okay, well, let me separate those two. For the customers, they don’t affect the timing as much but they have been an important constituency and there’s that we needed to address directly which we have been doing. But we did not anticipate PeopleSoft

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management will alarm their own customers by going and threatening that, you know, the products are going to be de-supported next week and all these other things they were telling them.

So things that no one ever said, we were very clear, even Larry on his initial conference call, what he said was, “We won’t actively market PeopleSoft products,” which means all the marketing expense and all the sales men all that other stuff, that we won’t build that up but we would support and enhance their products.

And so we’ve been very clear that we’re in for long haul in 10 years and all that. So the customer message we think, we’re addressing aggressively now. We’re starting to get customers call in and willing to be quoted, which we didn’t have before. So there’s some very good customers and we’ll be using that later on for advertising and all that.

So, we found that when we engage with the customers, and they actually hear from us, can I ask a question and they get the answer, they come away with a much different perspective. But if they haven’t heard from us and all they’ve heard is from PeopleSoft’s management that we’re going to kill the products which isn’t true, you can imagine the feud that they have after investing a lot and getting these products implement.

The timing for shareholders is largely constrained right now by the regulatory issue. We went out, Jeff Healy and myself and talked with over the best majority of PeopleSoft’s shareholders right after the transaction was announced. It was – the conversations

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got a lot easier once we raised the price. The $16.00 conversation weren’t too pleasant. [audience laughter] But somebody had to do it, I guess it was me.

But once we raised the price, then okay, we were their best friends after that. And now, we went, all their major mutual funds, you know, all over and they all kept saying the same thing, $19.00 to $20.00, $19.00 to $20.00, that their valuation were – the deal still works there, it’s certainly nicely accretive at $19.50 so that’s how we picked that number. We found out what the market was.

Routinely what’s supposed to happen is when you go to management, they negotiate on behalf of the shareholders what that price is but since they would meet with us, we went took it directly to the street and said, “All right, what’s the price, let’s talk.” And we went account by account by account for days and where market plays a very tight range.

So, we think we found the right price, or something very close to it. But we, you know, $19.50 is a solid offer, they’re not complaining about the price right now. So we’re now, we’re back on the mechanics of the timing of the regulatory approvals and then after that, the poison pill and then after that, if needed be, the proxy fight.

And so there’s a scenario where after the anti-trust clearance, assuming that were to happen, the short track would be it turns friendly after that because the shareholder, press ________ that’s one scenario and that could be, you know, ________ that’s one scenario. The other scenario is, they dig in their heels and

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basically say, “No ________ on the price, I’m keeping my job, forget you guys,” which is basically what they’ve been saying.

Then we go the long route and that could take to their next annual meeting. There’s nothing we can do because they have – the shareholders don’t have the ability to call a meeting. They put that in the by-laws. They have a staggered Board so they put a lot of other protections in place. And the only thing we can do if that’s the case, if it doesn’t go friendly is to go forward in a proxy fight at their annual meeting. Their annual meeting is next June.

Donna: Thank you. We have [Deninjiah] who is calling in on the telephone with a question? [Deninjiah]? [pause] Could we get the phone question from [Deninjiah] please? [audience laughter] Okay, I think we’ve lost [Deninjiah] but hopefully he’ll come back.

I do have a question from the audience and the question is: How will this deal impact our positioning against SAP? And while we’re listening to your insightful answer, we need more questions. So think about questions. Okay.

Chuck: Don’t make me a filibuster. [chuckles] Okay, on SAP, I think number one, the publicity around our apps business has been substantial. There are a lot of people, believe it or not didn’t even know we’re in the apps business. They kind of know now. So, for one aspect of it, we’ve gotten a lot of PR around it. And I think for the most part it’s going to be, at the end of the day, it’s going to turn out to be a positive thing.

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Two, I think SAP would be worried if this were to take place. I mean, they are the market leader. They actually don’t want to see a strong #2 player pop up. Right now, the #2, #3 and #4 players are smaller than the #1 player in the apps business anyway. And if we were to somehow get one or both companies, they’d have to start worrying about a clear strong #2 player that has a lot of resources.

So I think this would be very good for us relative to SAP. It’s something they wouldn’t want to see happen.

Donna: We’ve got a question here.

Q: Whether the PeopleSoft acquisition goes through and discounting any other future potential acquisitions, where do you see the highest growth opportunities within Oracle over the coming months?

Chuck: Well, we are assessing lots of those things and I can tell you our initial thinking, we just had the EC offsite I think it was last week. We are focusing on some selective verticals to drive down things like retail and financial services and we’ll have more detailed plans as we map that out and going more vertical. And so that’s one aspect of it.

Two, I think that one of the biggest things that we can do to drive growth is basically makes sure that our customers know that we really care about them. And I think we do. We perform that everyday but the perception broadly in the marketplace and among some customers is that we don’t see it enough. We need the market that, there’s nothing wrong with saying it, they want to hear it.

And so I’ve put together kind of

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“Operation: Bear Hug,” I call it, where we’re going to be establishing a lot of outreach programs, executive relations programs, things like ________ sponsors for accounts, mailing letters to key accounts, asking to meet with them. I want to make sure that we are engaging with the customers all year long, whether or not there’s a transaction because that’s what creates a transaction later.

So if you’re kind of, tsk, nursing their relationship along, understanding what their needs are, it’s hard to time when something’s going to happen. But you’re more likely to know about it if you have an ongoing relationship. And what I’m trying to avoid is having any customer that’s getting a $4 or $5 million dollar maintenance bill every year and [their selling time is] ________ when that invoice comes, we don’t want that.

And so, we’re putting together and thinking through ways and looking for ideas from all of you as well, we can make sure that we have that customer covered all year long. They perceived ongoing buy-in and support that they get. And sometimes they get value they don’t even know about because we’re providing them support, we’re updating the products, they’re avoiding problems that they may have had, we’re making those products available in new platforms that they now have, and potential upgrade, too, lots of ongoing value. We need to educate them on that and make sure they know what we’re doing for them day after day.

But I want to make sure that we’re a company that right now is known for strong products and technology. That’s

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good. Some companies are known for products, other ones for being lower costs, other ones for customer service. I, at least, want two of those buckets.

The product one, I think we have now, we’re going to continue to do that, we can never lose that. But customer one, there’s no reason not to have that one. That’s an easy one to do with focus and it pays off over time. So I’m going to personally be interacting with a lot of the user groups, the sponsorship programs. We have a million ideas and organizing the team to go out and do some of those.

A lot of it is making sure we have better data internally about our customers. What are they using? When’s the last time we called them? What products don’t they have? So making sure we clean up our data internally and understand the customers very well.

So I think that’s a huge opportunity for us. People want to hear from us. They want to have a relationship where there’s more strategic. The products and services that we plan again over time require that. So more outsourcing, more multi-year relationships. Larry has said, he wouldn’t mind getting to the point where, okay, just pay me. Let’s come to an all-you-can-eat transaction, I don’t care how much you use for the next 4 years. Pay me this amount each year and let’s stop bickering year after year over what the price is and let’s focus on getting you successful.

That would be, those are great relationships to have. And some of our competitors do that pretty well. In some cases, I want us to do that better. So,

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starting to where we are now and getting to there is going to take a lot of work but I plan to be here a long time. [chuckles] And I hope that we can get there and I think everybody wants to get there. I mean, when I talk about this with anybody at Oracle, they like the idea. They’re excited about it. So that’s the great news is, you know, people already agree that, that’s a good thing to do and so we’ll be putting plans in place to do just that.

Donna: A lot of noise has been generated in the Bay Area, so forgive us worldwide audience, but a lot of noise has been generated in the Bay Area about the effects of this acquisition on the local economy. How would you respond to that?

Chuck: Well, obviously, acquisitions always create a lot of nervousness on both sides and that’s why we’re trying to get out here in front of you and talk about it more. Anything that’s, it’s hard for us to assess kind of what structure it would be in terms of PeopleSoft employees because we haven’t met with the management team. There’s a lot of information we need to see and that’s why we want to meet with them and assess what roles people have and what kind of structure they have so we can make some of those decisions.

But certainly, you can be assured in anything that would happen would be done responsibly and in a mature way. And secondly, our goal is to take some of the best employees at PeopleSoft and fill openings here and grow our employee base as well. But beyond that, it’s hard to get specific until we kind of talk to PeopleSoft.

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But we think, you know, the way to look at it is consolidation and change is going to happen whether we like it or not. The industry is at that point. Shareholders will not sit back and let companies continue to make less money each year or turn unprofitable and strength. That forces consolidation in the industry. The only question is: Who gets to do it? Can it be done in a way where it maximized the benefit for the most people involved? And we think we know how to do that and the best outcome in this case is for us to be successful.

Donna: We’ve got a question here in the front.

Q: Long term, are we looking at possibly merging the PeopleSoft and Oracle products together, taking the best parts of theirs and putting it in, implementing them into the Oracle products?

Chuck: The question was on merging the products. It’s been very clear that we actually don’t want to do that. We don’t want to merge the products. We’ve tried that as many of you know, several times in the history it didn’t work out too well. It’s very hard to merge code that just wasn’t designed to work together, different data models, different programming languages, etc.

So, we’ve decided to kind of run them in parallel, keep it intact, we have developers and support people dedicated to that product line. We will benefit however down the road is that those PeopleSoft developers, some of them will have great ideas in their head for the Next Gen products and features that they know about and we can take some of those ideas and move them into the Oracle

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product in the eBusiness suite over time.

But as far as coming up with some superset product that intergalactic product that all of magically does everything, we’ve been that route before. That [move] wasn’t a pretty [move] so we’re not going to do that again. And actually, the question people should be asking PeopleSoft because they’re sitting out there saying we’re going to take all these product lines forward and somehow come up with a magic product down the road. It’s just never that easy. Something has to give -

[end of tape – Side A]

[begin Side B]

Chuck: [It] had better be that five years from now, they have four product lines and they’re all sticking around, they’re all still selling four of them, [and/as zero], there’s no way they can afford to do that and cut out two hundred million of expenses that they promised the street.

So, the numbers just do not work but no one’s asking them the tough questions. So we’re getting knocked because we were honest up front. We’re saying, “this is what we’re going and you can shoot arrows at us, but this is what we’re doing.”

Much better to tell employees, shareholders, and customers what the deal is up front and disclose everything, what your plan is.

As opposed with them, people will discover later, six months from now, a year from now, “Oh, by the way, we’re dropping support for X,” and we don’t want those surprises.

Donna: Okay. We’ve got a question back there.

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Q: Hi Chuck. You’ve talked about current management and you’ve talked about the institutional onerous, but Dave [Duffield] has been quite of quiet in all this. Have we had any discussions with them? He’s sort of part of the management team and I imagine still a pretty large minority shareholder.

Chuck: Yes. Dave [Duffield] owns about a little over 4% of PeopleSoft. He is on the Board and he received a letter like the other Board members, but he has not responded, nor has anyone else on the Board responded to us.

Donna: What about what we’ve heard about PeopleSoft customers being offered double or triple their money back if Oracle, in fact, acquired them?

Chuck: That’s true. They are doing that. That’s sort of a desperation measure they took last quarter. But let’s be clear. The point is it’s going to end up being moot for us because what the contingencies they’re putting in is if we don’t develop or enhance the product going forward, then these two to five X fees apply.

Well, we have no intention of ever triggering those conditions. We’re going to support the product and enhance it, so it wouldn’t be relevant anyway.

Donna: Could we go to the back, Mike, there, in the center?

Q: Hi Chuck. You’ve been talking a lot about doing more acquisitions in the future and the focus really has been on products, shareholders, customers. What I’m interested in knowing is what’s going to happen to us organizationally and culturally, as we have to deal with the employees from these organizations that

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we acquire?

Chuck: Yeah. It’s a good question. We’ve done about thirty acquisitions over the past eleven years or so, so we’ve done some of this before.

Now PeopleSoft is larger than most of our acquisitions. No question about it. However, we think there’s a way to incorporate good people, learn from them.

It’s good to have some outside [buck] come in with different experiences. You need the specialization that these people bring. Especially if we’re acquiring a product line in a new market that we’re not already in, you’ll want to keep some of those people around because you need that specialization both in the sales and development.

But the Oracle culture is the Oracle culture. Larry is Larry. And I’m not sure that’s going to change simply because we acquire XYZ company. [laughter] So I think that they’re more likely to be Oracle-ized than we are to be PeopleSoft-ized. Let’s put it like that.

[laughter]

Q: I have two questions. One is, “What are we going to say to our Department of Justice to convince them that the acquisition of PeopleSoft is not anti-competitive?” Number one.

Number two, “Are we accepting shares from a                  shareholders also or only from institutions?” I am asking this question is, “If I have a thousand shares of PeopleSoft, which I buy today at $18, can I sell it at $19.50?”

[laughter]

Chuck: Let me dust off my old skills here. Give you some options strategies

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around it too.

Well we can’t get to specific on our precise conversation on the anti-trust thing but I can give you kind of general guidelines on what normally happens and not saying that what we’ve said, but at least what the lawyers have advised us, how they look at these things.

They do look at it and slice and dip it, so it’s the markets, but what we’ve done, step back and say is that number one, this is a highly competitive market with lots of vendors.

And so at any given time, there’s going to be two or three who have the brand name and the leaders, usually because they got there first and big install base and have the infrastructure.

But if you go look at HR products, financials, whichever one you choose, another ten, twenty, and sometimes fifty vendors waiting on deck. And so there’s a theory in anti-trust law of competitive replacement, which means that if number three goes, then the next guy on deck steps up.

                 puts him on the chart for the evaluation. Everybody starts calling him. He gets his fair share. And that’s happened many, many times in the software industry. So, it’s not the first time that a large [ass] company has been bought.

Those of you’ve that been around remember a [company] like [AN Bond and MSA], this goes way back. And at the time they were like the massive apps vendors and, okay, things happen. They got bought. They didn’t survive. And other companies stepped in.

So, it’s not just because there are two

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or three or four large competitors, doesn’t mean that taking one of those out lessens competition. That actually increases because now the two big guys or three, who are left over, are killing each other and now two or three other guys are popping up as well.

So there are lots of products out there, lots of theories, so we feel pretty confident that the reality is, anyway, that competition wouldn’t be impacted and who knows what’s going to be decided. We have to wait and let the Justice Department come to their own conclusion on that.

But, certainly anyway you cut the data, looking at pricing and the number of customers, how to distribute it, and how fragmented the market is, I think [IDC] says SAP is about an 18% share. I think they put us as about five or so and PeopleSoft at about five-and-a-half, something like that.

So, even us combined, still wouldn’t come to SAP in the applications market.

As far as your personal trading strategy goes [laughter] all I can do is advise you to call your broker on that, in advice, but you’re right. If we get this deal done at $19.50, the discount to our offer will go away over time. That’s what [all the charge] guys do. They kind of play that and that’s why a zillion of them are calling us and Doug everyday. Trying to figure out can they play that spread, but we let them do that.

Donna: Chuck, do you remember those Federal Express commercials where the guy talks really, really fast?

Chuck: That’s me.

Donna: No, no. Actually, I was just

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going to say we’re getting like a backlog of great questions, so, not that I want you to talk fast.

Chuck: I rush. So [if not a rush], you go speed up – which one?

Donna: No, we’ll go through them, but I wanted to let everybody know that we’re getting great questions. We’ve sort of tried to categorize them as far as PeopleSoft and other related questions.

If we don’t get to the question that you’ve submitted today, we will be putting a recap of today’s session on the Employee intranet and there’s an e-magazine called In the Know that’s accessible through “My Oracle,” and we’ll be putting not only a recap, but if we happen not to get to your question, we will answer your question, but we’ll answer it online. So, hopefully we’ll just kind of keep whipping through these.

Can I go to the back mic here?

Q: Early on you spoke about the fact that Oracle’s going into a new stage where we trying to be more [acquisitive] and going through acquisition. Probably the poster child for that in these computer industries, software industry, anyway, has been Computer Associates and I’m not sure that that strategy has worked all that well for them or at least hasn’t panned out all that well.

Can you contrast what they’ve done and maybe how we’ve learned from our experiences and are we going to go in a different direction from them?

Chuck: Sure. Our strategy on acquisitions is that we are still at first a technology company. So even if we buy a product that’s duplicate and the long-term strategy, of course, if they

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want to migrate to a new technology, we will have new technology. That’s what a [CA] strategy. You just bought old products and that’s that.

And so we will always have a next generation technology to converge on continuously over time. So that’s one big difference.

Secondly, not all of our acquisitions will look like the PeopleSoft acquisition. There are some that are about expanding the customer base, even if it’s a duplicate product because there’s other things you can sell them.

But there are other ones about getting into new markets, and we’re looking at many of those as well. [It’s] the market step we aren’t in yet that are adjacent and close enough to what we do where we could learn [quickly] especially with the acquired expertise.

And so, we’re looking at both. It’s not a CA strategy. And by the way, though, having said that, CA is still one of the biggest software companies out there. That actually has been fairly successful for them, but we don’t want to do that.

Donna: Now this is kind of a personal question, but somebody is asking, “Is there a story behind your license plate?”

Chuck: [Answer deleted from transcript].

Donna: Thanks. Got a question at the back mic?

Q: PeopleSoft has strong partnerships with both IBM and with Microsoft. Have we talked to both of those and if so, how will that change the nature of the partnership?

Chuck: Well, we’ve had several partnerships. The one most commonly asked about is their database

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relationship, I guess, with non-Oracle database providers. What we have said is that we recognize that it’s unrealistic to ask any PeopleSoft customer to migrate off of DB tool or whatever they’re using, if it’s not Oracle.

But we’re used to working on multi-vendor environments. Today, our database supports our competitors’ applications and we have to solve joint problems jointly for customers as they come up. So that is not a new phenomenon for us. I have no intention of forcing anyone to move off of one of those databases. We’ll continue to support them on whatever database that they’re on.

As far as the broader set of partnerships, we planned on [here] at those partnerships. A lot of them will overlap with what we do, but we’re looking from our partnerships anyway, so that’s fine. So it’s no issue there.

Donna: There’s still eight seats up here so if anybody wants to come sit down. Spotlight seats, but they’re very good. Soft and everything.

I’m going to kind of change focus here because we’ve got a couple of questions related to marketing, so I’m going to ask just both of them together, or two of them together. And that is, “With your PeopleSoft and other duties assigned back in May, where will you find the time for your new marketing responsibilities?” And, “What changes do you envision in Oracle Marketing?”

Chuck: Good questions. We’re hoping that the PeopleSoft transaction takes less and less of everyone’s time. Not just mine, but Safra’s and Doug’s and Jim’s, everyone else. So we’ve pretty

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much have done, up to now, what we can do and now it’s just mostly a waiting game. So as Jim said, you’ll see that [dial] down less [adds] about that. We’ll just focus on the business.

And, the purpose of this is just to communicate and make sure all of our own employees are up to speed on what’s going on.

As far as the marketing and [vision] – well, I’ve been on the job one day, so I will be coming out shortly with some more detail, but obviously, I think we have a great marketing organization. We’ve seen, I think, if we look in the software industry, Oracle has been one of the premier companies in defining how marketing should be done in the software industry for many, many years. And Mark Jarvis did a great, great job for the company.

Donna: Got a question in the front here?

Q: Suppose that PeopleSoft buys JD Edwards tomorrow, how’s that going to complicate matters for us and what does it mean for their product line?

Chuck: What we’ve said was, I think it’s earlier this week, we basically reiterated our commitment to finishing this transaction. We extended our tender offer way out to [mid-August] to send a signal that we’re in it. If that closes, we’ll continue to be in it.

So, it makes the deal larger by the increment of shares that are outstanding, but it doesn’t change. We can afford to do both. The incremental price that JD Edwards add to it isn’t a lot in the scheme of things.

Donna: We actually have a question from “Chats” so I’m going to go ahead and run

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down here and read the question.

The question is, “Do we plan on handling JD Edwards the same way as PeopleSoft?”

Chuck: Yes. Very similar. We’ve said for PeopleSoft customers, laid out what we do. If they have more customers that come through JD Edwards, we’d have to do the same thing for them.

Donna: Thanks. We have that little time delay thing, so. [laughter] So that                  was my fault.

Let’s see. We did have a question about the acquisition affecting our database and application server business. “Will ISBs be less incented to support Oracle Tech Stack since we’ll be a stronger apps competitor?

Chuck: Well, we’ve been an apps competitor a long time and that’s just kind of the way it is as the broad based vendors get into more market. That’s kind of unavoidable. And people are used to dealing with that.

And I actually think that’s a major constraint. A lot of them are in the areas we’re not in. There’s only so many people that are focused on the areas that we care about and there’s a lot of other things out there for vertical market solutions and things that we aren’t in.

And most ISBs are naturally complementary and even if we plan on getting into their markets later, they’re okay with that. When we get there, we get there. For the next three years, let’s be partners and we’ll reassess that at the time. That’s kind of the way it is and we’re all big boys that can handle that.

But I would say that that’s not the barrier. We haven’t heard that back from my ISBs. If anything, they think we’re

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going to be more important in the industry over time. They              want to work with us.

Donna: Got a question over here, to the left.

Q: Hi Chuck. I was wondering what do you feel is the best argument against this merger?

Chuck: Ah, we’re trying to think of some, but I think the only issue that would concern us is if either employees or management got distracted. We don’t see any sign of that. We’re continuing to focus on our business. Other than that, that’s the risk that we keep watching everyday. If we see that, that would cause us, obviously, pause.

But, we think this is good for shareholders, good for customers, and good for our employees. Adds some more growth, pitches more customers, so it’s hard to see the down side to it and the number work for us.

Donna: Question at the back?

Q: I was wondering if you’ve heard of any possible scenarios of another company coming in and bidding for PeopleSoft, like a “White Knight” scenario or something or do you have any thoughts on that?

Chuck: We’re not aware of anything. We don’t have any information to that effect. You would think that if something was going to happen, maybe they would have surfaced by now, but we don’t have anything specific. Not a lot of people would come up with seven billion in cash.

Donna: One more question at the back?

Q: Hi Chuck. Welcome to Oracle.

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Chuck: Thank you.

Q: We’ve talked a lot today about the potential acquisition, but I’m very interested in your industry background and, if it’s okay, I’m not sure if that’s what this meeting was focused on, but could you tell us a little bit about your vision and kind of where you see the software industry that Oracle competes in, going over the course of the next five years? What other trends do you see in addition to consolidation?

Chuck: Sure. Glad to talk about it. I think one of the big ones is the licensing model in enterprise software, I think, is under pressure and some people would say, “broken.” The fact that we have to push new perpetual licenses on customers each quarter, and that’s getting harder and harder to do.

Maybe it’s time to step back and say, you know, what we’re selling is intellectual property on our service. Why not help our interest and the customer’s interest align. They pay each quarter, each month, over time for this service, ongoing service. That makes us have to perform every week, every month, every quarter, because if we don’t perform, they stop paying. So our interests are aligned.

We [get] out of this quarterly gain and there’s no pressure at the end of the quarter. We can [maybe/mainly?] have a much different relationship. So I think the software, the servers that management talked about is a big part of it. Other things we can layer into that model, be it content and other services, are consistent with that.

So, I think Oracle is further along [in

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thinking] like that, trying to say, “How can I change the business to focus on recurrent revenues, support revenue, content, data, all sorts of things?”

So some of the acquisitions we’re thinking of is how do we change the model to move it toward that direction – the softwares and servers, outsourcing, things like that. Because the licensing business, the bad thing about perpetual license is that it’s perpetual. You give the customer a license and they pretty much have the right to use it forever.

If you compared that to other industries where you replace PCs every three to four years or router every three to four years, or a car, you get a new one every five years or whatever it is. They had this replacement sale. Perpetual licenses don’t allow that. You kind of sell it once and now what?

So we want to change their model and get out of that. I think, customers want that. They want us to be more strategic with them. They want us to do more for them. And I think there’s an enormous opportunity for us to expand our footprint.

We’re known for apps and database, mostly, but there’s a lot of things around the database, a lot of different types of apps that we’re not in that people would like us to take care of. There’s still way too much integration.

So if you look at the official Commerce Department numbers that measure kind of this industry, 70% of the number they measure on software is labor, consultants and internal labor. So the ability to eliminate a lot of that by having a broader footprint and saying this stuff

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is all integrated, I think, is the right call, but we need to be moving faster in more directions.

Donna: I’ve got a quick question for Jim, and that is, “What’s Larry like on a press interview?”

Jim: Well,              if you were hear for Analysts Day last week, he said he was giving his PR people a heart attack when he talked about Craig’s dog. We don’t get heart attacks, we’re getting used to this.

He is a relentless deliverer of the message. He is extremely consistent. And again, I say the consolidation story. He has been saying the same thing, naming the same people at peril for two years. That’s why it was again surprising to me that the Wall Street Journal made such a big deal of it because it had been written in other places. It just kind of exploded onto the scene.

But that’s the value of the constant repetition. Just when you get to the point that you’re tired of hearing it, you’re tired of saying it, that’s about when it’s sinking in. So, Larry is an incredible person to be used really in a selective way and in a place where we can get the most bang for the buck with the major business and finance media. And that’s pretty much how we use him.

And then in between, as you see in this deal, there are other times when Chuck has been an excellent spokesperson, particularly on the customer focus, as well as Jeff Henley. So it’s kind of the tiering of the way we look at spokespeople on this.

And then often you’ll see quotes from me too in the media where we’re just doing

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kind of the back and forth volley in the different milestones that happen in this event.

So, Larry is a visionary and a very strong top down leader. And every company needs ones. And we’re lucky enough to have him.

Donna: Thank you. We’ve got a question way, way back?

Q: Hey Chuck. Congratulations on your new role as Chief Marketing Officer. A quick question. Oracle has publicly stated that PeopleSoft cannot survive on its own. Then why don’t we die on their own while we go                 ?

[laughter]

      : Good question. Isn’t somebody supposed to be screening these questions?

See where the Department of Justice …

Chuck: It’s a question of timing. I certainly think the key point Larry is trying to make that this industry is consolidating and the history is, is most companies don’t make it. It’s very fragmented. A lot of them just go belly up. And it’s been a horrible track record in this industry for investors. That’s in fact, true.

The question is do we kind of wait until it’s at a point where it’s lost a lot of its value to us and a lot of those customers have migrated or they don’t want to pay maintenance, or do we, by investing in the product, provide, I think, a very safe home for those customers.

So, to me, the path of least risk for the PeopleSoft customers, looking at all that’s gone on in the landscape of this industry, is to say, “Well, I’d rather be bought by Oracle than CA. I think that’s

Oracle Beat

a better outcome. They’ll take care of their product. They know how to do this, and they’ll invest. They believe in new technology.”

And so the [original] PeopleSoft customer who’s already implemented something isn’t the implementation or the development or anything like that, it’s vendor viability. And there’s no question of vendor viability with Oracle.

So we think that it makes sense with the customers. We can preserve that asset much better today and if we wait and let it atrophy forever, it will just be not worth as much to us.

      : I’m sure that PeopleSoft people would rather stay in California than Long Island.

Chuck: Yeah. Exactly.

Donna: What specific steps are you taking to convince Oracle customers that the deal is good for them?

Chuck: We’re able to talk to Oracle customers a lot at Apps World. We’ve been, obviously, communicating with their own customer base about this, but the basic message there is “there’s no change for you. Current products are still aggressively being developed and supported. You won’t see any change, and if we get the PeopleSoft deal done, it’s just more developers and more ideas that could potentially benefit the product longer term.”

      : I would just add to that that the Oracle User Group has been very supportive of the deal from the day we announced it and has publicly been supportive in the press on this too.

Chuck: They feel pretty confident that they’ve selected the right product and

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this is an affirmation that we are super committed to the apps business in their mind.

Donna: We probably have time for a couple of more questions. Does anybody have questions? Sorry. At the back mic here.

Q: In the earlier conversation you said that you would like to change the outside perception about Oracle. That’s one of the reasons you joined here and that’s what you want to do. What is your strategy and have you any plans over changing what the people think about Oracle? And why has this happened in the first place and why do they think bad about us? In what aspect do you think?

Chuck: Well, I think that the ability to reach out to customers and kind of reaffirm that we value you as a customer, we want to get closer to you, have more relationships with you. That’s a maturation process each industry and company goes through.

And at our [science] now, where we’re [on] the industry, the relationship is becoming as important, if not more important, than the technology. So, this is a technical industry that was a growth industry for the last thirty years and now it’s going through another transition to something different.

And so, we’re at a different place now than we were five or ten years ago. So is everybody else. It was about technology speed, how fast can you grow, how many salesmen can you hire and beat the next guy and get the next press release out for the longest.

And now we’re much more important to these customers when the growth is

Oracle Beat

different now. It’s more important to have a strategic relationship with them and the types of services you want to sell.

So it’s natural transition and maturation of industry that everyone has to go through. IBM went through it. They weren’t always the IBM that they are today.

And so, [maybe] this is a good time to do it. We have enough size and infrastructure and breadth and people want it from us now. And so it’s just a historical evolution of where we are.

Donna: For our last question, can you tell us what we, as employees, should be doing to kind of take Oracle into the future, improve our bottom line?

Chuck: Well, number one is I just want to reassure everyone that this is all a good thing for Oracle employees and just kind of address any concern that you may have had. Hopefully we’ve done that. If you have more questions, please, please ask us because we don’t want that lingering out there, any uncertainty on your behalf.

Two, let’s just re-engage with customers and keep them informed and happy. And then three, we just have to execute and make sure we stay focused on what we’re doing the day to day, but you’re on the right ship. This is a great organization. I think this is only a sign that we have the strength and staying power to help change what this industry is going to look like over the next ten years.

And that was one of the appealing things about coming here. I actually had another job. I was about to do something

Oracle Beat

else and Larry found out about it and his basic sales pitch to me was, “Do you want to go somewhere else and yeah, you can invest in a few private companies and do venture capital, or you can come here and change the industry forever?”

And that sounded better to me – that last one so …

[laughter]

And I really believe that that’s true. This is a company that can change the industry over the next decade, and we’re in a great position to do that. So, with all you guys’ help and just keep us educated as to what’s going on. In the field we’re doing something that makes sense, I want to know about that. I want to have frequent interaction with the field and any employee that has suggestions, so I just kind of want to make sure that we’re perceived as open and I want to play that role.

So thanks a lot. I appreciate it. You guys have been great.

[applause]

Donna: I lied. I lied. We have one more question. There’s a gentleman in the very back there. Don’t go away anybody. I have to do my fabulous closing. Okay. Go ahead.

Q: So if the deal with the PeopleSoft does not go through, is there any plan B to acquire another company? If so, what kind? Say, would it be like Sybase or BEA or Tibco? More system or                      company?

Chuck: Doug, did you bring the list with you of the companies we were going to …?

[laughter]

We have a broad list of things we’re examining. Some more closely than others

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and that’s about all I can say. But there’s no restriction in terms of, you know, does it look exactly like the PeopleSoft? No, it didn’t have to look like that.

Lots of different areas that some take us in a new market, some enhance our position in existing markets, but the good news is we’ve done a lot of homework for a long time and we’re prepared. We don’t do this thing in a rushed fashion again. PeopleSoft we had been looking at for a year.

All these things, we’ve kind of analyzed sideways and down a thousand times and we’re well prepared for it.

Donna: Excellent. Well thank you very much everybody for attending Oracle Beat. A couple of things, one is, and this is a new thing, as you’re leaving, you may run into somebody with a digital photographer and we’re going to ask you, if we could ask you a quick question about today’s session, take your photograph, and then put it on our intranet. And if so, we are giving away prizes if you agree to do that.

I wanted to thank everybody for attending and let you know that I do have a backlog of about fifteen questions so we’ll answer those on “In the Know.”

And the last thing is I wanted to thank everybody who helped make this possible and also acknowledge Oracle University’s great work in getting Oracle Beat started. So thank you everybody and thank you, Chuck, and Jim.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:

Statements in this transcript made in connection with Oracle’s tender offer are excluded from the “safe harbor” of the Private Securities Litigation Reform Act of 1995.

Information in this transcript relating to Oracle’s future prospects (other than those statements relating to the tender offer) which are “forward-looking statements” are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, the following: (1) Economic, political and market conditions could continue to adversely affect purchasing decisions for computer software and services throughout the world. The war on terrorism and the potential for war or other hostilities in other parts of the world add to the climate of uncertainty that could adversely affect revenues. Delays in closing of sales, reductions in size of individual sales without an offsetting increase in volume or delays in product delivery can cause quarterly revenues and income to fall significantly short of anticipated levels. (2) Management’s ability to forecast revenues and control expenses, especially on a quarterly basis, continues to be a challenge. An unexpected decline in revenues without a corresponding and timely slowdown in expense growth could have a material adverse effect on results of operations. (3) Oracle is introducing new or revised versions of its products and services, such as Oracle 9i Database, Oracle 9iAS Application Server, E-Business Suite, Oracle Collaboration Suite and Outsourcing; the market acceptance and contribution to Oracle’s revenues of these new versions or products and services cannot be assured. (4) Oracle has made changes to its pricing model and sales organization, which could lead to a decline or delay in sales as its sales force and customers adjust to the new pricing policies and organizational changes. Intense competition in the various markets in which Oracle competes may also put pressure on Oracle to reduce prices on certain products. (5) The market for Oracle’s products is intensely competitive and is characterized by rapid technological advances and frequent new product introductions. There can be no assurances that Oracle will continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. Oracle undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Oracle’s business, please refer to the “Risk Factors” section of Oracle Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Oracle Corporation’s Investor Relations Department at (650) 506-4073 or Oracle’s Investor Relations website at http://www.oracle.com/investor.